                                                                    EXHIBIT 21.1

                             Subsidiaries of eGain
                           Communications Corporation

    1.eGain Communications Ltd. (UK)

    2.eGain Communications Pty Ltd. (Australia)

    3.eGain (Cayman) Ltd. (Cayman)

    4.Inference Corporation (Delaware)

    5.Inference Ltd. (UK)

    6.K-Commerce BV (Holland)

    7.Verix Software (California)

    8.Sitebridge Corporation (Delaware)

    9.Inference Gmbh (in the process of being dissolved) (Germany)

    10.Inductive, (in the process of being dissolved) (French SARL)